EXHIBIT 99
FOR IMMEDIATE RELEASE	CONTACT:
Thursday July 16, 2009	John A. Ustaszewski
Chief Financial Officer
(740) 657-7000
DCB FINANCIAL CORP ANNOUNCES
SECOND QUARTER 2009 OPERATING RESULTS,
DECLARES DIVIDEND, APPOINTS TWO NEW DIRECTORS
TO BOARD AND ANNOUNCES BOARD CHAIRMAN’S INTENT
NOT TO STAND FOR RE-ELECTION IN MAY 2010.
LEWIS CENTER, Ohio, July 16 — DCB Financial Corp, (OTC Bulletin Board DCBF) announced a net loss of $209 thousand, or $0.06 loss per basic and diluted share for the three months ended June 30, 2009, compared to earnings of $1.22 million, or $0.33 per basic and diluted share for the same period in 2008.
The Board of Directors declared a regular quarterly dividend of $0.02 per share, payable August 17, 2009 to shareholders of record as of July 31, 2009.
President and Chief Executive Officer Jeffrey T. Benton commented, “Despite the challenging conditions, we made solid progress in reducing delinquent loans and charge-offs and improving our net interest margin. Due to initiatives to reduce borrowings and brokered certificates of deposits to improve liquidity, our balance sheet declined slightly. We added significantly to our allowance for loan losses in the second quarter due partially to the effects of general economic conditions on our loan portfolio. Like most banks, our non-interest expenses increased significantly due to increases in the FDIC insurance premiums and the special assessment. Additional increases included those attributable to state franchise taxes, professional fees related to collection and workout activities on delinquent and impaired loans, as well as prepayment penalties incurred on the FHLB advances repaid. Salaries and most other expenses were essentially flat. Also, the Bank’s capital level remained well above the “well capitalized” minimum, increasing to 8.1% at June 30, 2009 compared to 7.4% at December 31, 2008.”
DCB Financial Corp also announced two additions to the Board of Directors: Mark Shipps as a Class I director with a term ending in 2012, and Dr. Gerald Kremer as a Class III director with a term ending in 2011. The new directors are replacing directors that recently retired.
Shipps is the Vice President of University Relations for Ohio Wesleyan University. Prior to OWU, Shipps was the President and founding member of the American Environmental Group, Ltd in Brecksville, Ohio. He has nearly thirty years of industry experience in solid waste and hazardous waste engineering, remediation and construction. Shipps is a 1970 graduate of Ohio Wesleyan University. Mark and his wife, Ginny, have two children and live in Powell, Ohio. Mark is active in the community serving on the Strand Committee and assisting Delaware City Schools and Grady Hospital. He is expected to be appointed to the Director’s Loan Committee.
Kremer is a family practice physician and pharmacist with the Smith Clinic of Delaware. Kremer has practiced medicine in Delaware since 1990 and earned his medical degree from The Ohio State University College of Medicine. Jerry and his wife, Beth, live in Delaware with their three children. Jerry is active in the community with Grady Memorial Hospital and St. Mary Catholic Church. Additionally, Jerry will serve on the Audit and Compensation Committees.

“We are excited to have Mark Shipps and Jerry Kremer join the Board of Directors,” noted DCB Financial Corp President and CEO, Jeffrey T. Benton. “They will be key contributors and represent our stockholders and Corporation very well. We also are disappointed that Terry Kramer will not stand for re-election next May when his current term expires as he wants to reduce his business time commitments. Terry has been a valued Board member and his dedication, insight and leadership will be missed.”
Net Income (Loss)
The Corporation reported a net loss for the three months ended June 30, 2009 of $209 thousand, compared to net income of $1.22 million for the same period in 2008. The per share loss was $0.06 for the three months ended June 30, 2009 compared to $0.33 earnings per share for the three months ended June 30, 2008. Operating results were negatively impacted by increases in the provision for loan losses expense associated with commercial and commercial real estate loan portfolios. Additionally, operating expenses increased due to a special FDIC insurance assessment and higher premium rates, professional fees associated with loan workouts, increased franchise taxes and pre-payment penalties related to the early payoff of long-term debt. Some of these costs were offset by gains from the sale of securities, used to fund the early payoffs.
Net Interest Income
Net interest income was $5.6 million for the three months ended June 30, 2009 compared to $5.7 million for the same period in 2008. An overall decline in loan balances, period to period, contributed to the reduced interest income. The Corporation’s net interest margin for the second quarter increased slightly compared to the second quarter 2008, from 3.50% to 3.55%. Compared to the first quarter 2009, the margin improved from 3.39% to 3.55%. This is attributed to improved deposit and loan pricing, core deposit growth and reduced high cost broker deposits and long-term debt.
Loan origination volume remained sluggish during the second quarter. The current mortgage refinancing activity paying off existing balances and indirect portfolio run-offs drove the reduction in loan balances. Other portfolios were generally close to prior years’ balances. However, The Bank experienced good growth in most deposit products. This has helped reduce overall funding costs by allowing the repayment of more expensive brokered CDs and other long-term debt. The Bank still holds substantial cash like balances, which provide the necessary liquidity to the Bank’s balance sheet.
Noninterest Income
Total noninterest income increased $369 thousand, or 24.3%, for the three months ended June 30, 2009, compared to the same period in 2008. The increase was attributable to a $462 thousand gain on sales of investment securities, as management elected to realign the Bank’s balance sheet through sales of securities and a corresponding repayment of long-term debt. Additionally, the Bank’s gains on sale of newly originated loans increased $64 thousand over the 2008 quarter. These increases in noninterest income were partially offset by an increase in losses on sales of foreclosed properties and a decline in wealth management, data processing and other transactional-based revenue streams, due primarily to the continuing slow economic environment.
Noninterest Expense
Total noninterest expense increased $1.3 million, or 26.8%, for the three months ended June 30, 2009, compared to the same period in 2008. The increase was primarily the result of the Corporation’s increased costs associated with state franchise taxes, significant pre-payment penalties on FHLB borrowings related to the aforementioned balance sheet realignment, increased FDIC deposit insurance premiums and special insurance assessment and professional fees incurred with loan workouts. The Bank has continued to manage its problem credits with the involvement of various consultants with expertise in property management and workout.
Analysis of Selected Financial Condition (Dollars in thousands)
The Corporation’s assets totaled $691,199 at June 30, 2009, compared to $712,564 at December 31, 2008, a decrease of $21,365, or 3.0%. Cash and cash equivalents increased from $33,632 at December 31, 2008 to $54,375 at June 30, 2009 as a result of the Bank’s initiatives to increase liquidity. Total securities decreased from $119,362 at December 31, 2008 to $89,237 at June 30, 2009. The mortgage-backed securities portfolio, totaling $36,803 at June 30, 2009, provides the Corporation with a constant cash flow stream from principal repayments and interest payments. The decrease in securities balances is attributed to the liquidation of investments to raise cash to reduce long-term debt.
Total loans, excluding loans held for sale, decreased $12,418, or 2.4%, from $513,213 at December 31, 2008 to $500,795 at June 30, 2009. The Company continues to see good quality loan opportunities, as many large banks have cut back on lending, but has experienced an overall decline in loan volume, due to significantly reduced activity in our primary markets and planned portfolio runoff. Retail loan production including credit card and home equity loans experienced stable activity within the branch network. Management continues to run-off its indirect paper and investment property portfolios and lower residential mortgages due to this year’s increased refinance activities.
Total deposits decreased $1,546, or 0.3%, from $565,153 at December 31, 2008 to $563,607 at June 30, 2009. Deposit growth occurred in CDARS balances, which provide increased levels of FDIC insurance coverage for CDs. The Bank had approximately $151,000 in CDARS deposits outstanding at June 30, 2009. Noninterest-bearing deposits increased $934, or 1.9%, and interest bearing deposits decreased $2,480, or 0.5% during the quarter ended June 30, 2009. In addition, brokered CD’s declined $5.4 million, or 69.2%, from December 31, 2008 to $2,400 at June 30, 2009. The Corporation utilizes a variety of alternative funding sources due to competitive challenges within its primary market. Total borrowings decreased $18,388, or 20.8% from $88,384 at December 31, 2008, to $69,996 at June 30, 2009, in a planned effort to reduce long-term debt and remove the pledges of related collateral to provide additional liquidity. Management will continue to analyze opportunities to reduce high cost long-term debt.
Provision and Allowance for Loan Losses
The provision for loan losses totaled $1,707 for the three months ended June 30, 2009, compared to $600 for the same period in 2008. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. Charge-offs during the six months ended June 30, 2009 were mainly attributed to the investment property and commercial loan portfolios. Non-accrual loans at June 30, 2009 decreased significantly to $5.2 million from $10.4 million at December 31, 2008. The majority of non-accrual balances are attributed to loans in the investment real estate and commercial real estate sectors that were not generating sufficient cash flow to service the debt. In addition, delinquent loans over thirty days from period to period decreased to 1.15% at June 30, 2009 from 3.75% at June 30, 2008, and again are mainly attributed to the real estate investment portfolio. Delinquent loans over thirty days decreased to 1.15% at June 30, 2009 from 1.92% at December 31, 2008. Management will continue to focus on activities related to monitoring, collection, and workout of delinquent loans. Management also continues to monitor exposure to industry segments, and believes that the loan portfolio remains adequately diversified.
Net charge-offs for the three months ended June 30, 2009 increased slightly to $733 compared to $691 for the three months ended June 30, 2008. However, net charge-offs decreased $1,819 for the quarter ending June 30, 2009 from the first quarter of 2009. Annualized net charge-offs for the three months ended June 30, 2009 were 0.58% compared to 0.53% at June 30, 2008 and 1.98% for the first quarter 2009. The balance of allowance for loan losses was $7,995, or 1.60% of total loans at June 30, 2009, compared to $6,137, or 1.20% of total loans at December 31, 2008.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 16, 2009 Press Release
DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and due from financial institutions	$7,385	$19,632
Interest bearing deposits	36,990	10,000
Federal funds sold and overnight investments	10,000	4,000

Total cash and cash equivalents	54,375	33,632
Securities available for sale, at fair value	81,235	111,360
Securities held to maturity, at amortized cost	8,002	8,002

Total securities	89,237	119,362
Loans held for sale, at lower of cost or market	4,819	1,083
Loans	500,795	513,213
Less allowance for loan losses	(7,995)	(6,137)

Net loans	492,800	507,076
Real estate owned	4,672	5,071
Investment in FHLB stock	3,814	3,796
Premises and equipment, net	14,970	15,537
Investment in unconsolidated affiliates	1,321	1,277
Bank-owned life insurance	15,957	15,623
Accrued interest receivable and other assets	9,234	10,107

Total assets	$691,199	$712,564

LIABILITIES
Deposits
Noninterest-bearing	$49,952	$49,018
Interest-bearing	513,655	516,135

Total deposits	563,607	565,153
Federal funds purchased and other short-term borrowings	4,386	5,370
Federal Home Loan Bank advances	65,610	83,014
Accrued interest payable and other liabilities	3,444	2,968

Total liabilities	637,047	656,505

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 issued	3,785	3,785
Retained earnings	63,280	64,933
Treasury stock, at cost, 556,523 shares	(13,494)	(13,494)
Accumulated other comprehensive income	581	835

Total shareholders’ equity	54,152	56,059

Total liabilities and shareholders’ equity	$691,199	$712,564

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest and dividend income
Loans	$7,230	$8,319	$14,334	$17,120
Taxable securities	820	1,009	1,847	1,894
Tax-exempt securities	252	249	526	480
Federal funds sold and other	32	210	109	433

Total interest income	8,334	9,787	16,816	19,927

Interest expense
Deposits	1,919	3,119	4,214	6,690
Borrowings	836	1,007	1,746	2,106

Total interest expense	2,755	4,126	5,960	8,796

Net interest income	5,579	5,661	10,856	11,131

Provision for loan losses	1,707	600	5,142	1,200

Net interest income after provision for loan losses	3,872	5,061	5,714	9,931

Noninterest income
Service charges on deposit accounts	650	663	1,248	1,274
Trust department income	234	225	470	512
Net gains on sale of securities	462	—	462	278
Net losses on sale of assets	(135)	(86)	(160)	(116)
Gains on sale of loans	139	75	190	137
Treasury management fees	136	144	271	251
Data processing servicing fees	138	183	273	361
Earnings on bank owned life insurance	167	165	334	330
Other	94	147	195	267

Total noninterest income	1,885	1,516	3,283	3,294

Noninterest expense
Salaries and employee benefits	2,603	2,561	5,127	5,110
Occupancy and equipment	1,087	1,074	2,154	2,065
Professional services	360	250	523	409
Advertising	94	99	185	208
Postage, freight and courier	68	53	153	144
Supplies	77	81	154	151
State franchise taxes	169	122	338	191
Federal deposit insurance premiums	494	22	654	45
Other	1,322	684	2,061	1,474

Total noninterest expense	6,274	4,946	11,349	9,797

Income (loss) before income taxes	(517)	1,631	(2,352)	3,428

Income tax expenses (credits)	(308)	407	(1,072)	906

Net income (loss)	$(209)	$1,224	$(1,280)	$2,522

Basic and diluted earnings (loss) per common share	$(0.06)	$0.33	$(0.34)	$0.68

Dividends per share	$0.02	$0.16	$0.10	$0.32

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/09	6/30/08	6/30/09	6/30/08

Key Financial Information
Net interest income	$5,579	$5,661	$10,856	$11,131
Provision for loan losses	$1,707	$600	$5,142	$1,200
Non-interest income	$1,885	$1,516	$3,283	$3,294
Non-interest expense	$6,274	$4,946	$11,349	$9,797
Net income (loss)	$(209)	$1,224	$(1,280)	$2,522
Loan balances (average)	$510,551	$520,216	$514,215	$520,855
Deposit balances (average)	$577,932	$557,151	$578,243	$544,549
Non-accrual loans	$5,242	$11,832	$5,242	$11,832
Loans 90 days past due and accruing	$691	$1,096	$691	$1,096
Basic earnings (loss) per common share	$(0.06)	$0.33	$(0.34)	$0.68
Diluted earnings (loss) per common share	$(0.06)	$0.33	$(0.34)	$0.68

Weighted Average Shares Outstanding (000):
Basic	3,717	3,717	3,717	3,717
Diluted	3,717	3,717	3,717	3,717

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/09	6/30/08	6/30/09	6/30/08

Key ratios
Return on average assets	(0.12)%	0.69%	(0.36)%	0.72%
Return on average shareholders’ equity	(1.55)%	8.51%	(4.68)%	8.77%
Annualized non-interest expense to average assets	3.56%	2.78%	3.20%	2.80%
Efficiency ratio	89.6%	68.9%	83.0%	67.9%
Net interest margin (fully taxable equivalent)	3.55%	3.50%	3.45%	3.49%
Equity to assets at period end	7.83%	8.05%	7.83%	8.05%
Allowance for loan losses as a percentage of period-end loans	1.60%	1.49%	1.60%	1.49%
Total allowance for loan losses to non-accrual loans	153%	65%	153%	65%
Net charge-offs (annualized) as a percent of average loans	0.58%	0.53%	1.29%	0.70%
Non-accrual loans to total loans (net)	1.06%	2.33%	1.06%	2.33%
Delinquent loans (30+ days)	1.15%	2.91%	1.15%	2.91%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 18 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2008 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.